Exhibit 99.1

NEWS RELEASE

Gray Announces Closing of Term Loan and Revolving Credit Facility Refinancing

Atlanta, GA - October 8, 2026, Gray Media, Inc. (“Gray”) (NYSE: GTN) announced today that it has closed a new $600 million Term Loan G maturing July 15, 2030 and has reduced its existing $750 million revolving credit facility to $680 million and extended the maturity date from December 1, 2028 to July 15, 2030. The Term Loan G was priced at a margin of 350 basis points over the Standard Overnight Financing Rate and issued with an original issue discount of 0.5%. The pricing grid on the extended revolving credit facility remains unchanged. Proceeds from the Term Loan G were used to repay a portion of Gray’s existing Term Loan D maturing December 1, 2028, leaving $150 million aggregate principal amount outstanding, and to pay related fees and expenses.

Together with the August 21, 2026 closing of Gray’s $750 million offering of 7.50% senior secured first lien notes due 2034, the proceeds of which were used to, among other items, repay $675 million of Gray’s 10.5% senior secured first lien notes due 2029 (the “2029 Notes”), the company has successfully extended maturities across an aggregate of over $1.25 billion of debt and lowered its overall borrowing costs, while also extending its revolving credit facility maturity.

Following these refinancing transactions, Gray has no material debt maturities until after both the 2026 and 2028 political cycles. The company’s nearest maturities now consist of the remaining $150 million aggregate principal amount outstanding under its Term Loan D due in December 2028 and the remaining $350 million of its 2029 Notes due in July 2029.

About Gray Media

Gray Media, Inc. is a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets. We serve 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 78 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station in average all-day ratings across the 116 markets measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group, spanning 46 markets, as well as Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties are in some instances beyond Gray’s control. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Alan Gould, Vice President, Investor Relations, (404) 266-8333, alan.gould@graymedia.com

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